UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Compensation of Senior Vice President and Chief Operating Officer

On October 29, 2015, the Board of Directors of XOMA Corporation (the “Company”) appointed Jim Neal, the Company’s Vice President, Business Development, to serve as the Company’s Senior Vice President and Chief Operating Officer. The Compensation Committee of the Board of Directors (the “Committee”), on October 28, 2015, approved a new compensation arrangement for Mr. Neal consisting of cash and incentive bonus targets, effective November 1, 2015. The Committee approved an annual base salary for Mr. Neal of $400,000, with an incentive cash compensation target payout equal to 40% of Mr. Neal’s annual base salary pursuant to the Company’s Management Incentive Compensation Plan. Mr. Neal is also a party to a Change of Control Severance Agreement, a form of which has been previously filed with the Securities and Exchange Commission as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2010. Mr. Neal’s Change of Control Severance Agreement provides that in the event of a change of control and Mr. Neal’s termination in certain circumstances and during certain periods prior to and after such change of control, all of the options granted to Mr. Neal by the Company will accelerate in full such that all unvested shares subject to the options shall be fully vested and Mr. Neal will be entitled to receive severance payments equal to 18 months of Mr. Neal’s annual base salary and 1.5 times his annual target bonus compensation for such year of termination.

The description of the compensation arrangements contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of Mr. Neal’s employment agreement and the Change of Control Severance Agreement, including the exhibits thereto, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the period ending December 31, 2015.

Change of Control Arrangement for Chief Financial Officer

On October 28, 2015, the Committee approved a new change of control arrangement for Tom Burns, the Company’s Chief Financial Officer. Under the Amended and Restated Change of Control Severance Agreement, effective October 28, 2015, between the Company and Mr. Burns (the “Amended Change of Control Agreement”), Mr. Burns will be entitled to severance payments equal to 18 months of Mr. Burns’ annual base salary and 1.5 times his annual target bonus compensation upon his termination in certain circumstances following a change of control. All other terms of his Change of Control Severance Agreement dated April 3, 2015 and previously filed with the Securities and Exchange Commission as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015 remain unchanged.

The description of the compensation arrangement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Change of Control Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2015.

Item 8.01.	Other Events

On September 4, 2015, the Company received a letter from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market under NASDAQ’s Listing Rule 5450(a)(1), requiring a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). On November 2, 2015, the Staff notified the Company that it has determined that for the last 10 consecutive business days, from October 19, 2015 to October 30, 2015, the closing bid price of the Company’s common stock has been at or above the minimum $1.00 per share. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement and this matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2015	XOMA CORPORATION

	By:	/s/ Russell J. Wood
Russell J. Wood
Sr. Corporate Counsel & Corporate Secretary